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Exhibit 5.1

[Holme Roberts & Owen LLP Letterhead]

December 17, 2003

Board of Directors
UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237

Re:
Registration Statement on Form S-4 of UnitedGlobalCom, Inc.

Ladies and Gentlemen:

        As counsel for UnitedGlobalCom, Inc., a Delaware corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-4 under the Securities Act of 1933, as amended and supplemented (the "Registration Statement"), that the Company is filing with the Securities and Exchange Commission with respect to the registration of 171,615,686 shares of its Class A common stock, par value $0.01 per share (the "Shares") in connection with the offer by the Company's wholly-owned subsidiary, Europe Acquisition, Inc., to exchange the Shares for each outstanding share of UGC Europe, Inc. not owned by the Company or its subsidiaries and a related short-form merger.

        We have also examined the Company's Restated Certificate of Incorporation, as amended, Bylaws and the record of its corporate proceedings and have made such other investigation as we have deemed necessary in order to express the opinion set forth below.

        Based on such investigation, it is our opinion that the Shares, when issued and sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the reference to us under the caption "Certain Legal Information—Legal Matters" in the Registration Statement. We further consent to the filing of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.

Sincerely,

HOLME ROBERTS & OWEN LLP

By:	/s/ GARTH B. JENSEN Garth B. Jensen, Partner

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  Exhibit 5.1